Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-190038 December 3, 2013

Barclays Bank PLC Trigger Autocallable Optimization Securities

Linked to the EURO STOXX 50® Index due on or about December 12, 2018

Investment Description

Trigger Autocallable Optimization Securities (the “Securities”) are unconditional, unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the “Issuer”) linked to the performance of the EURO STOXX 50® Index (the “Underlying Index”). If the closing level of the Underlying Index on any Observation Date (which will occur first on or about December 15, 2014, and then quarterly thereafter as described on page FWP-4 of this free writing prospectus) is equal to or greater than the closing level of the Underlying Index on the Trade Date (the “Initial Level”), Barclays Bank PLC will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus a Call Return. The Call Return increases the longer the Securities are outstanding. If by maturity the Securities have not been called, the Issuer will either repay you the full principal amount or, if the closing level of the Underlying Index is less than the Trigger Level on the Final Valuation Date, the Issuer will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the Underlying Index from the Trade Date to the Final Valuation Date, up to a 100% loss of your principal amount invested. You will receive a positive return on your Securities only if the closing level of the Underlying Index is equal to or greater than the Initial Level on any Observation Date, including the Final Valuation Date. Investing in the Securities involves significant risks. You may lose some or all of your principal. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not, either directly or indirectly, an obligation of any third party. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Call Return — Barclays Bank PLC will automatically call the Securities for a Call Price equal to the principal amount plus the applicable Call Return based on the Call Return Rate if the closing level of the Underlying Index on any Observation Date is equal to or greater than the Initial Level. If the Securities are not called, investors will have the potential for downside market exposure to the Underlying Index at maturity.
❑	Contingent Repayment of Principal Amount at Maturity — If you hold the Securities to maturity, the Securities have not been called on any Observation Date including the Final Valuation Date and the closing level of the Underlying Index is greater than or equal to the Trigger Level on the Final Valuation Date, Barclays Bank PLC will pay your full principal amount. If the closing level of the Underlying Index is less than the Trigger Level on the Final Valuation Date, Barclays Bank PLC will pay less than your principal amount, if anything, resulting in a loss of your investment that will be proportionate to the full negative Underlying Return. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the issuer.

Key Dates1

Trade Date:	December 6, 2013
Settlement Date:	December 11, 2013
Observation Dates	Quarterly, commencing on December 15, 2014 (See page FWP-4)
Final Valuation Date[2]:	December 6, 2018
Maturity Date[2]:	December 12, 2018

[1]	Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Observation Dates, including the Final Valuation Date, and/or Maturity Date may be changed so that the stated term of the Securities remains the same.
[2]	Subject to postponement in the event of a market disruption event as described under “Reference Assets — Indices — Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE FWP-8, “RISK FACTORS” BEGINNING ON PAGE S-5 OF THE PROSPECTUS SUPPLEMENT AND “KEY RISKS” BEGINNING ON PAGE IS-2 OF THE INDEX SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Trigger Autocallable Optimization Securities linked to the EURO STOXX 50® Index. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof. The actual Trigger Level and Initial Level will be determined on the Trade Date.

Underlying Index	Call Return Rate	Initial Level	Trigger Level	CUSIP	ISIN
Securities linked to the EURO STOXX 50® Index (SX5E)	8.00% per annum	•	69.00% to 74.00% of the Initial Level	06742E315	US06742E3154

See “Additional Information about Barclays Bank PLC and the Securities” on page FWP-2 of this free writing prospectus. The Securities will have the terms specified in the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the index supplement dated July 19, 2013 and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]		Underwriting Discount		Proceeds to Barclays Bank PLC
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the EURO STOXX 50® Index	$[•]	$10.00	$[•]	$0.25	$[•]	$9.75

[1]	Our estimated value of the Securities on the Trade Date, based on our internal pricing models, is expected to be between $9.524 and $9.624 per Security. The estimated value is expected to be less than the initial issue price of the Securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page FWP-2 of this free writing prospectus.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the index supplement dated July 19, 2013 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, index supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital, 745 Seventh Avenue — Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Securities at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

If the terms discussed in this free writing prospectus differ from those in the prospectus, prospectus supplement or index supplement, the terms discussed herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Prospectus dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm
t	Prospectus supplement dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm
t	Index Supplement dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Trigger Autocallable Optimization Securities linked to the EURO STOXX 50® Index that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Securities

The range of the estimated value of the Securities referenced above may not correlate on a linear basis with the range for the Trigger Level set forth in this free writing prospectus. We determined the size of the range for the Trigger Level in respect of the offering described in this free writing prospectus based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Securities. The final terms for the Securities will be determined on the date the Securities are initially priced for sale to the public (the “Trade Date”) based on prevailing market conditions on the Trade Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Securities may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Securities on the Trade Date is expected to be less than the initial issue price of the Securities. The difference between the initial issue price of the Securities and our estimated value of the Securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost which we may incur in hedging our obligations under the Securities, and estimated development and other costs which we may incur in connection with the Securities.

Our estimated value on the Trade Date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.

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Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately 8 months after the initial issue date of the Securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities which we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page FWP-8 of this free writing prospectus.

You may revoke your offer to purchase the Securities at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their Trade Date. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Investor Suitability

The Securities may be suitable for you if:

t	You can tolerate the loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside risk as the Underlying Index.
t	You believe the closing level of the Underlying Index will equal or exceed the Initial Level on any one of the specified Observation Dates, including the Final Valuation Date.
t	You are willing to hold securities that will be called on the earliest Observation Date on which the closing level of the Underlying Index is equal to or greater than the Initial Level, or you are otherwise willing to hold such securities to maturity, and accept that there may be little or no secondary market for the Securities.
t	You understand and accept that you will not participate in any appreciation of the Underlying Index, which may be significant, and are willing to make an investment whose return is limited to the applicable Call Return.
t	You would be willing to invest in the Securities if the Trigger Level percentage were set equal to the top of the range specified on the cover of this free writing prospectus (the actual Trigger Level will be determined on the Trade Date)
t	You do not seek current income from this investment.
t	You are willing to forgo any dividends paid on the stocks included in the Underlying Index.
t	You seek an investment with returns linked to companies in the Eurozone.
t	You are willing to assume the credit risk of Barclays Bank PLC, as Issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC defaults on its payment obligations, you may not receive any payments due to you, including any repayment of principal.

The Securities may not be suitable for you if:

t	You cannot tolerate the loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as the Underlying Index.
t	You do not believe the closing level of the Underlying Index will equal or exceed the Initial Level on any one of the specified Observation Dates, including the Final Valuation Date, or you believe the closing level of the Underlying Index will decrease below the Trigger Level on the Final Valuation Date.
t	You seek an investment that is designed to provide a full return of principal at maturity.
t	You seek an investment that participates in the full appreciation of the Underlying Index and whose return is not limited to the specified Call Return.
t	You would be unwilling to invest in the Securities if the Trigger Level percentage were set equal to the top of the range specified on the cover of this free writing prospectus (the actual Trigger Level will be determined on the Trade Date).
t	You are unable or unwilling to hold securities that will be called on the earliest Observation Date on which the closing level of the Underlying Index equals or exceeds the Initial Level, or you are otherwise unable or unwilling to hold such securities to maturity and seek an investment for which there will be an active secondary market.
t	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
t	You seek current income from your investment.
t	You prefer to receive any dividends paid on the stocks included in the Underlying Index.
t	You do not seek an investment with returns based on the performance of companies in the Eurozone.
t	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as Issuer of the Securities, for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page FWP-8 of this free writing prospectus, the “Risk Factors” beginning on page S-6 of the prospectus supplement and the “Risk Factors” beginning on page IS-2 of the index supplement for risks related to an investment in the Securities.

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Indicative Terms1

Issuer:	Barclays Bank PLC
Principal Amount per Security:	$10.00 per Security (subject to minimum investment of 100 Securities)
Term[2]:	5 years, unless called earlier
Underlying Index[3]:	The Securities are linked to the EURO STOXX 50® Index (the “Underlying Index”).
Call Feature:	The Securities will be called if the closing level of the Underlying Index on any Observation Date is equal to or greater than the Initial Level. If the Securities are called, you will receive on the applicable Call Settlement Date a cash payment per $10.00 principal amount of each Security equal to the Call Price for the applicable Observation Date
Observation Dates[2,4]:	The first Observation Date will occur on or about December 15, 2014; Observation Dates will occur quarterly thereafter as listed below under “Call Return/Call Return Rate”. The final Observation Date, December 6, 2018, will be the “Final Valuation Date.”
Call Settlement Dates:	Two (2) business days following the applicable Observation Date; provided however, if the Securities are called on the Final Valuation Date, the related Call Settlement Date will be the Maturity Date.
Call Price:	The Call Price will be calculated based on the following formula: $10.00 + ($10.00 × Call Return)
Call Return/ Call Return Rate:	The Call Price will be based upon the applicable Call Return. The Call Return increases the longer the Securities are outstanding. The Call Return Rate is equal to 8.00% per annum.
Observation Date[2,4]	Call Settlement Date[2,4]	Call Return	Call Price
December 15, 2014	December 17, 2014	8.00	$10.80
March 6, 2015	March 10, 2015	10.00	$11.00
June 8, 2015	June 10, 2015	12.00	$11.20
September 8, 2015	September 10, 2015	14.00	$11.40
December 7, 2015	December 9, 2015	16.00	$11.60
March 7, 2016	March 9, 2016	18.00	$11.80
June 6, 2016	June 8, 2016	20.00	$12.00
September 6, 2016	September 8, 2016	22.00	$12.20
December 6, 2016	December 8, 2016	24.00	$12.40
March 6, 2017	March 8, 2017	26.00	$12.60
June 6, 2017	June 8, 2017	28.00	$12.80
September 6, 2017	September 8, 2017	30.00	$13.00
December 6, 2017	December 8, 2017	32.00	$13.20
March 6, 2018	March 8, 2018	34.00	$13.40
June 6, 2018	June 8, 2018	36.00	$13.60
September 6, 2018	September 10, 2018	38.00	$13.80
December 6, 2018	December 12, 2018	40.00	$14.00
Payment at Maturity if Not Called (per Security):

If the Securities are not called and the Final Level is above or equal to the Trigger Level on the Final Valuation Date, Barclays Bank PLC will pay you a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security.

If the Securities are not called and the Final Level is below the Trigger Level on the Final Valuation Date, Barclays Bank PLC will pay you a cash payment on the Maturity Date that is less than your principal amount, if anything, resulting in a loss that is proportionate to the negative Underlying Return; equal to:

$10.00 × (1 + Underlying Return)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Underlying Index declines.

Underlying Return:	Final Level – Initial Level Initial Level
Trigger Level:	A percentage of the Initial Level of the Underlying Index, as specified on the first page of this free writing prospectus. (The actual Trigger Level will be set on the Trade Date).
Initial Level:	The closing level of the Underlying Index on the Trade Date.
Final Level:	The closing level of the Underlying Index on the Final Valuation Date.

[1]	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]	In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates (including the Final Valuation Date) and/or Maturity Date may be changed to ensure that the stated term of the Securities remains the same.
[3]	For a description of adjustments that may affect the Underlying Index, see “Reference Assets — Indices — Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.
[4]	Subject to postponement in the event of a market disruption event as described under “Reference Assets — Indices — Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.
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Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY PAYMENTS IN RESPECT OF AN AUTOMATIC CALL AND ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

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Hypothetical Examples of how the Securities Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the assumptions as set forth below. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the total payment per $10.00 principal amount Security over the term of the Securities to $10.00. The actual Initial Level and resulting Trigger Level will be based on the closing level of the Underlying Index on the Trade Date, and the actual Final Level will be determined as the closing level of the Underlying Index the Final Valuation Date. For historical data regarding the actual closing level of the Underlying Index, please see the historical information set forth under the section titled “EURO STOXX 50® Index” below. The examples below do not take into account any tax consequences from investing in the Securities. Numbers in the examples below have been rounded for ease of analysis.

Principal Amount:	$10.00
Term	5 years
Hypothetical Initial Level:	3,000.00
Hypothetical Call Return Rate:	8.00% per annum (or 2.00% per quarterly period)
Observation Dates:	Observation Dates will occur quarterly, commencing after one year, as set forth under “Indicative Terms” in this free writing prospectus.
Hypothetical Trigger Level:	2,220.00 (which is 74.00%* of the Initial Level)

*The actual Trigger Level percentage will be determined on the Trade Date and will not be greater than 74.00%.

Example 1 — Securities are Called on the First Observation Date

Closing level at first Observation Date:	3,200.00 (at or above Initial Level, Securities are called)
Call Price (per $10.00)	$10.80

Because the Securities are called on the first Observation Date, the Issuer will pay you on the Call Settlement Date a total Call Price of $10.80 per $10.00 principal amount (8.00% total return on the Securities).

Example 2 — Securities are Called on the Final Valuation Date

Closing level at first Observation Date:	2,900.00 (below Initial Level, Securities NOT called)
Closing level at second Observation Date:	2,800.00 (below Initial Level, Securities NOT called)
Closing level at third through sixteenth Observation Date:	Various (below Initial Level, Securities NOT called)
Closing level at Final Valuation Date:	3,100.00 (at or above Initial Level, Securities are called)
Call Price (per $10.00)	$14.00

Because the Securities are called on the Final Valuation Date, the Issuer will pay you on the Call Settlement Date (which coincides with the maturity date in this example) a total Call Price of $14.00 per $10.00 principal amount (40.00% total return on the Securities).

Example 3 — Securities are NOT Called and the Final Level is above the Trigger Level on the Final Valuation Date

Closing level at first Observation Date:	2,950.00 (below Initial Level, Securities NOT called)
Closing level at second Observation Date:	2,850.000 (below Initial Level, Securities NOT called)
Closing level at third through sixteenth Observation Date:	Various (below Initial Level, Securities NOT called)
Closing level at Final Valuation Date:	2,700.00 (below Initial Level, but above the Trigger Level,
Securities NOT called)
Payment at Maturity (per $10.00)	$10.00

Because the Securities are not called and the Final Level is not below the Trigger Level on the Final Valuation Date, at maturity, the Issuer will pay you a total of $10.00 per $10.00 principal amount (a 0.00% return on the Securities).

Example 4 — Securities are NOT Called and the Final Level is below the Trigger Level on the Final Valuation Date

Closing level at first Observation Date:	2,700.00 (below Initial Level, Securities NOT called)
Closing level at second Observation Date:	2,500.00 (below Initial Level, Securities NOT called)
Closing level at third through sixteenth Observation Date:	Various (below Initial Level, Securities NOT called)
Closing level at Final Valuation Date:	1,350.00 (below Initial Level and Trigger Level, Securities NOT called)
Payment at Maturity (per $10.00)	$10.00 × [1 + Underlying Return]
$10.00 × [1 – 55.00%]
$4.50

Because the Securities are not called and the Final Level is below the Trigger Level on the Final Valuation Date, at maturity, the Issuer will pay you a total of $4.50 per $10.00 principal amount (a 55.00% loss on the Securities).

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What are the material tax consequences of the Securities?

The material tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Securities in the initial issuance of the Securities).

The U.S. federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled derivative contract with respect to the Underlying Index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. This opinion assumes that the description of the terms of the Securities in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. Other alternative treatments for your Securities may also be possible under current law. For example, it is possible that the Securities could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Securities are so treated, you would be required to accrue interest income over the term of your Securities and you would recognize gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. Any gain you recognize upon the sale, redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Securities, and thereafter would be capital loss.

It is also possible that your Securities could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Underlying Index that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Securities as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations — Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in “Key Risks — Taxes”, in this pricing supplement.

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Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the Underlying Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

t	You may lose some or all of your principal — The Securities differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount at maturity. The return on the Securities depends on whether the closing level of the Underlying Index is equal to or greater than the Initial Level on an Observation Date, and if the Securities are not called, whether the Final Level of the Underlying Index is greater than or equal to the Trigger Level. If the Securities are not called, the Issuer will only pay you the principal amount of your Securities if the Final Level of the Underlying Index is greater than or equal to the Trigger Level and will only make such payment at maturity. If the Securities are not called and the Final Level is less than the Trigger Level, you will lose some or all of your initial investment in an amount proportionate to the negative Underlying Return.
t	The call feature limits your potential return — The return potential of the Securities as of any Observation Date is limited to the applicable Call Return, regardless of the appreciation of the Underlying Index, which may be significant. You will not participate in any appreciation of the Underlying Index. Therefore, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested in an instrument linked to the Underlying Index whose returns were not limited to the Call Return or if you had invested directly in the component stocks of the Underlying Index. In addition, because the Call Return increases the longer the Securities are outstanding, the Call Price payable on the first Observation Date is less than the Call Price payable for later Observation Dates. As the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal.
t	Reinvestment risk — If your Securities are called early, the holding period over which you would receive the per annum Call Return Rate could be as little as one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities in a comparable investment with a similar level of risk in the event the Securities are called prior to the Maturity Date.
t	Contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you sell your Securities prior to maturity in the secondary market, if any, you may have to sell your Securities at a loss relative to your initial investment even if the price of the Underlying Index is above the Trigger Level.
t	Higher call return rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the Underlying Index reflects a higher expectation as of the Trade Date that the price of the Underlying Index could close below the Trigger Level on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Call Return Rate for that security. However, while the Call Return Rate is a fixed percentage, the Underlying Index’s volatility may change significantly over the term of the Securities. The price of the Underlying Index for your Securities could fall sharply, which could result in a significant loss of principal.
t	Credit of Issuer — The Securities are unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call or any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
t	No interest payments — The Issuer will not make periodic interest payments on the Securities, and the return on the Securities is determined by the performance of the Underlying Index from the Trade Date to the applicable Observation Date, including the Final Valuation Date.
t	There may be little or no secondary market for the Securities — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.
t	Owning the Securities is not the same as owning the stocks comprising the Underlying Index — The return on your Securities may not reflect the return you would realize if you actually owned the stocks included in the Underlying Index. For instance, as a holder of the Securities, you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of the stocks included in the Underlying Index would have. Further, you will not participate in any appreciation of the Underlying Index, which could be significant even though you may be exposed to any decline of the Underlying Index at maturity.
t	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Securities. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Securities. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $0.25 per Security to the Agents in connection with the distribution of the Securities, and such compensation may be passed on to affiliates of the Agents or other third party distributors.
t	There is a high probability that the Securities will be called or that the Underlying Index will fall below the Trigger Level — Due to volatility in the the Underlying Index, there is a high probability that your Securities will be called before the Maturity Date, limiting the appreciation potential of the Securities. At the same time, there is also a high probability that the Underlying Index will close below the Trigger Level on the Final Valuation Date, exposing you to the loss of some or all of your principal investment.
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t	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.
t	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying Index to which the Securities are linked.
t	Potential Barclays Bank PLC impact on market price of the Underlying Index — Trading or transactions by Barclays Bank PLC or its affiliates in the stocks composing the Underlying Index, or in futures, options, exchange traded funds or other derivative products on the stocks comprising the Underlying Index may adversely affect the market value of the stocks comprising the Underlying Index, the level of the Underlying Index, and, therefore, the market value of the Securities.
t	Taxes — The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Securities should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until redemption or maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.
t	The Underlying Return will not be adjusted for changes in exchange rates relative to the U.S. dollar even though the stocks included in the EURO STOXX 50® Index are traded in a foreign currency and the Securities are denominated in U.S. dollars — The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks included in the EURO STOXX 50® Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in any payment with respect to the Securities.
t	Non-U.S. securities markets risks — The stocks included in the EURO STOXX 50® Index are issued by non-U.S. companies and are traded on various non-U.S. exchanges. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks. Specifically, the index constituent stocks of the EURO STOXX 50® Index are issued by companies located within the Eurozone. The Eurozone is and has been undergoing severe financial stress, and the political, legal and regulatory ramifications are impossible to predict. Changes within the Eurozone could have a material adverse effect on the performance of the EURO STOXX 50® Index and, consequently, on the value of the Securities.
t	Many economic and market factors will affect the value of the Securities — In addition to the level of the Underlying Index on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:
t	the expected volatility of the Underlying Index;
t	the time to maturity of the Securities;
t	the dividend rate of the Underlying Index;
t	interest and yield rates in the market generally;
t	a variety of economic, financial, political, regulatory or judicial events;
t	the supply and demand for the Securities; and
t	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
t	The estimated value of your Securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Securities on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Securities to you.
t	The estimated value of your Securities is expected to be lower than the initial issue price of your Securities — The estimated value of your Securities on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Securities. The difference between the initial issue price of your Securities and the estimated value of the Securities is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost which we may incur in hedging our obligations under the Securities, and estimated development and other costs which we may incur in connection with the Securities.
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t	The estimated value of the Securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Securities on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Securities may not be consistent with those of other financial institutions which may be purchasers or sellers of Securities in the secondary market. As a result, the secondary market price of your Securities may be materially different from the estimated value of the Securities determined by reference to our internal pricing models.
t	The estimated value of your Securities is not a prediction of the prices at which you may sell your Securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Securities and maybe lower than the estimated value of your Securities — The estimated value of the Securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Securities such as fees, commissions, discounts, and the costs of hedging our obligations under the Securities, secondary market prices of your Securities will likely be lower than the initial issue price of your Securities. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your Securities, and any sale prior to the maturity date could result in a substantial loss to you.
t	The temporary price at which we may initially buy the Securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Securities — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market (if Barclays Capital Inc. makes a market in the Securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Securities on the Trade Date, as well as the secondary market value of the Securities, for a temporary period after the initial issue date of the Securities. The price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Securities. Please see “Additional Information Regarding Our Estimated Value of the Securities” on page FWP-2 for further information.
t	We and our affiliates may engage in various activities or make determinations that could materially affect your Securities in various ways and create conflicts of interest — We and our affiliates establish the offering price of the Securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Securities, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Securities and such compensation or financial benefit may serve as an incentive to sell these Securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Securities. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Securities. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Securities into account in conducting these activities.
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EURO STOXX 50® Index

The EURO STOXX 50® Index is calculated, maintained and published by STOXX Limited, a company owned by Deutsche Börse AG and SIX Group AG. The EURO STOXX 50® Index provides a blue-chip representation of supersector leaders in the Eurozone. The EURO STOXX 50® Index represents supersector leaders in the Eurozone in terms of free-float market capitalization and covers 50 stocks from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.

The information on the EURO STOXX 50® Index provided in this free writing prospectus should be read together with the discussion under the heading “Non-Proprietary Indices — Equity Indices — EURO STOXX 50® Index” in the index supplement.

Historical Information

The following graph sets forth the historical performance of the EURO STOXX 50® Index based on the daily closing levels of the EURO STOXX 50® Index from January 2, 2008 through December 2, 2013. The closing level of the EURO STOXX 50® Index on December 2, 2013 was 3,077.23. The dotted line represents a hypothetical Trigger Level of 2,200.22, which is equal to 71.50% of the closing level on December 2, 2013 (71.50% is the midpoint of the range of 69.00% to 74.00% for the actual Trigger Level percentage). The actual Trigger Level percentage will be determined on the Trade Date, and the actual Trigger Level will be based on the closing level of the Underlying Index on the Trade Date.

We obtained the closing levels of the EURO STOXX 50® Index below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the EURO STOXX 50® Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on any day during the term of the Securities, including on the Final Valuation Date. We cannot give you assurance that the performance of the EURO STOXX 50® Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents will agree to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Securities.

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ADDITIONAL INFORMATION

If the underlying reference asset to which the Securities are linked (the “Reference Asset”) is (a) a security or other financial instrument admitted to trading on a trading venue in the European Union (other than a security or other financial instrument whose principal trading venue is located outside the European Union), (b) a derivative relating to such a security or financial instrument (or to the issuer of such a security or financial instrument) or (c) a debt instrument issued by the European Union or any of its member states or any sovereign issuer that is an instrumentality or political sub-division of the European Union or any of its member states, or any derivative relating thereto (any of (a), (b) or (c) being a “European Financial Instrument”), or if the Reference Asset is an index, basket of securities or interest in an exchange traded fund or similar entity which includes one or more European Financial Instruments, then as a holder of the Securities, you may be deemed to have an indirect interest in those underlying European Financial Instruments for purposes of EU Regulation No 26/2012 of 14 March 2012 on short selling and certain aspects of credit default swaps (the “EU Short Selling Regulation”). Subject to certain exceptions, the EU Short Selling Regulation prohibits investors, wherever located, from directly or indirectly making uncovered short sales of European Financial Instruments or European sovereign credit default swaps. The EU Short Selling Regulation also requires investors, wherever located, who hold directly or indirectly a net short position in European Financial Instruments to comply with certain notification and disclosure obligations depending on the size of their net short position. You should consult with your own legal advisers regarding any investment in the Securities, as you may need to consider your investment in the Securities for purposes of compliance with the EU Short Selling Regulation.

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